Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES FIRST QUARTER 2006 RESULTS

Denver, May 9, 2006.  Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended March 31, 2006, net income increased 214 percent to $61.9 million, or earnings of $0.81 per share of common stock.  This compares to net income of $19.7 million, or earnings of $0.26 per share of common stock, for the same period in 2005.  Earnings per share of common stock for both periods are presented on a fully-diluted basis.

For the quarter ended March 31, 2006, revenues were $989.1 million, EBITDA (earnings before interest, taxes, depreciation and amortization) was $134.7 million and cash flow before working capital adjustments was $115.7 million.  For the quarter ended March 31, 2005, revenues were $834.1 million, EBITDA (earnings before interest, taxes, depreciation and amortization) was $63.7 million and cash flow before working capital adjustments was $80.6 million.  See the tables below for a reconciliation of EBITDA and cash flow before working capital adjustments.

The financial results for both quarters included the effect of non-cash mark-to-market changes in the value of forward transactions related to the Company’s marketing activities and basis hedges for sales of the Company’s equity natural gas.  Pre-tax earnings for the quarter ended March 31, 2006 include a gain of $4.2 million from such non-cash items and pre-tax earnings for the quarter ended March 31, 2005 include a loss of $28.7 million for similar items.  The impact of non-cash mark-to-market changes will vary depending on the change in the forward price of natural gas related to the anticipated withdrawal of inventory from storage or the changes in the relative prices at various delivery points.

Volumes and prices.  Net production was 16.9 billion cubic feet equivalent (“Bcfe”) and averaged 187.5 million cubic feet equivalent per day (“MMcfed”) in the first quarter of 2006, representing an 18 percent increase compared to the same period in 2005. Gas throughput volumes at the Company’s gathering and processing facilities averaged 1.4 billion cubic feet per day (“Bcfd”) in the first quarter of 2006, representing a two percent increase compared to the same period in 2005.

Total gas sales volumes marketed, including equity gas production, gas purchased under contracts at the Company’s plants and gas purchased from third parties for resale, averaged 1.1 Bcfd in the first quarter of 2006.  Average gas prices realized for marketed volumes for the quarter increased 31 percent to $7.72 per thousand cubic feet (“Mcf”) compared to $5.91 per Mcf for the same period in 2005.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 1.8 million gallons per day in the first quarter of 2006.  Average NGL prices realized for marketed volumes for the quarter increased 20 percent to $1.01 per gallon compared to $0.84 per gallon for the same period in 2005.

The Company’s equity hedging positions increased operating profit by $8.5 million for the first quarter of 2006 compared to an increase in operating profit of $487,000 in the first quarter of 2005.

Operations.  The Company’s fully integrated operations include exploration and production, gathering and processing, transportation and marketing of natural gas and NGLs.

Exploration and production realized segment-operating profit (EBITDA before general and administrative expenses) of $68.0 million for the first quarter of 2006 compared to $38.9 million for the first quarter of 2005. This 75 percent increase was primarily due to higher natural gas prices and the growth in production volumes from the Company’s operating areas, primarily from the Pinedale Anticline development and the Powder River Basin in Wyoming.

Gathering and processing operations realized segment-operating profit of $56.4 million for the first quarter of 2006 compared to $52.3 million for the first quarter of 2005.

Gas transportation realized segment-operating profit of $4.0 million for the first quarter of 2006 compared to $3.3 million for the first quarter of 2005.  The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

Marketing realized segment-operating profit of $25.3 million for the first quarter of 2006 compared to a loss of $18.4 million for the same period in 2005.  This increase in segment-operating profit was primarily due to the non-cash mark-to-market changes in the value of forward transactions related to the Company’s marketing activities for the quarter ended March 31, 2006 compared to a loss for the quarter ended March 31, 2005.  Also contributing to the increase in segment-operating profit was an increase in the average sales margin on gas sold to approximately $0.13 per Mcf during the quarter ended March 31, 2006. This increase is primarily due to profit realized on the Company’s storage and transportation positions in the first quarter of 2006.

Balance sheet.  At March 31, 2006, Western had total assets of $2.4 billion, cash and cash equivalents in short-term investments of $7.6 million, total long-term debt outstanding of $515.0 million and a debt to capitalization ratio, net of cash and cash equivalents of 34 percent.

Powder River Basin.  Net coal bed methane (“CBM”) production volumes increased 16 percent to 11.3 Bcf net in the first quarter of 2006 compared to the same period in 2005 and averaged 125.3 MMcfd.  In April 2006, the Company’s gross CBM production from the Big George fairway averaged approximately 185 MMcfd, a 117 percent increase from a year ago, from nine development areas.  Industry, including Western, was producing over 340 MMcfd in February 2006 from the Big George coal over a 1,800 square-mile area.

Western currently plans to participate in over 900 gross wells in the Powder River Basin in 2006, of which approximately 195 wells were drilled in the first quarter of 2006.  The Company expects to drill approximately 850 gross wells in various areas throughout the Big George fairway during 2006.  As of April 24, 2006, the Company has received or submitted all of the required federal drilling permits and 80 percent of the required water discharge permits for its 2006 drilling program.  In total, approximately 2,584 gross Big George wells have been drilled by the Company or its co-developer through March 2006, of which approximately 1,217 are producing gas and approximately 1,367 are dewatering or awaiting hookup.

Western averaged 401 MMcfd of CBM gathering volumes, including third-party gas volumes, during the first quarter of 2006.  Of that volume, approximately 100 MMcfd was transported through the Company’s MIGC pipeline and 216 MMcfd was moved on the Company’s 14.8 percent owned and operated Fort Union gathering header.

Greater Green River Basin.  Production from the Greater Green River Basin, primarily in the Pinedale Anticline and Jonah Field development areas, increased 24 percent to 4.5 Bcfe net in the first quarter of 2006 compared to the same period of 2005 and averaged 50.3 MMcfed.  In 2006, Western plans to participate in the completion of a total of 132 gross wells on the Pinedale Anticline and in the Jonah field, of which 32 were drilled in the first quarter.  In total, 12 gross wells are planned in the Sand Wash, Washakie and Red Desert Basins.

CEO comments.  Peter Dea, Chief Executive Officer and President, stated, “Driven by 18 percent production growth and high commodity prices, Western delivered a record first quarter of earnings and cash flow to our shareholders.  Momentum remains strong as we drill into our inventory of nearly 10,000 wells in our consolidated resource fairways.  We expect our new 200 MMcfd processing plant in Oklahoma to commence operations in the second quarter which will further boost our midstream cash flow.”

Revisions to operational performance guidance for the remainder of 2006.  The Company provided operational performance guidelines for 2006 in a press release dated February 23, 2006.  The following information represents modifications to the previous guidance.  Other guidance information remains unchanged.

Gathering and Processing.  The gross operating margin (gross revenues less product purchase expenses) for the gathering and processing business is expected to average approximately $0.70 per Mcf of facility throughput for the remainder of 2006.  Gross operating margin is dependent on commodity prices.  These estimates are based on a higher assumption of $7.00 per Mcf for natural gas and $70.00 per barrel for crude oil (NYMEX-equivalent prices) and a lower NGL price relationship to crude oil.  Plant operating expense is expected to be $0.23 per Mcf of throughput for the remainder of 2006.

Other expenses.  General and administrative expenses are expected to be approximately $49.5 million for the remainder of 2006.  Depreciation, depletion and amortization expense is expected to approximate $113.0 million for the remainder of the year as follows:  $64.5 million for exploration and production, $41.0 million for gathering and processing, $1.5 million for transportation and $6.0 million for corporate.  Interest expense is expected to be approximately $25.3 million for the remainder of 2006.  The provision for income taxes is expected to be approximately 36.5 percent, with 65 percent deferred.

Earnings conference call.  Western invites you to participate in its first quarter 2006 earnings conference call today at 9:30 AM Mountain Time by dialing (719) 457-2659.  A replay of the conference call will be available through midnight, May 15, 2006 by dialing (719) 457-0820 (pass code 6342493).  The live conference call may also be accessed on the Internet by logging onto Western’s Web site at www.westerngas.com. Select Investor Relations, then the Webcasts and Presentations option on the menu.  Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the call will also be available on the Web site through May 31, 2006.

Company description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding drilling activity, production, new well locations, gross operating margin and operating expenses.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, the drilling budgets and schedules of third parties on the Company’s non-operated properties, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter Ended March 31,
	2006		2005
Revenues:
Sale of gas	$771,661		$696,219
Sale of natural gas liquids	167,416		132,969
Gathering, processing and transportation	26,700		23,880
Price risk management activities	20,980		(20,248)
Other	2,324		1,287
Total revenues	989,081		834,107
Costs and expenses:
Product purchases	776,132		707,354
Plant and transportation operating expense	32,216		27,699
Oil and gas exploration and production costs	28,518		24,896
Depreciation, depletion and amortization	35,362		29,078
Selling and administrative expense	18,804		12,532
Loss on sale of assets	1,044		28
(Earnings) from equity investments	(2,374)		(2,134)
Interest expense	3,185		3,520
Total costs and expenses	892,887		802,973
Income before taxes	96,194		31,134
Provision for income taxes	34,332		11,428
Net Income	$61,862		$19,706

Weighted average shares of common stock outstanding	75,079,330		74,148,269

Earnings per share of common stock	$0.82		$0.27

Weighted average shares of common stock outstanding - assuming dilution	76,063,490		75,559,318

Earnings per share of common stock - assuming dilution	$0.81	(1)	$0.26 (2)

(1)   Fully-diluted earnings per share for the quarter ended March 31, 2006 include, as potential common shares, the issuance of 1.0 million common shares from the possible exercise of stock options.

(2)   Fully-diluted earnings per share for the quarter ended March 31, 2005 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	March 31, 2006	December 31, 2005
Assets:
Current assets	$481,312	$676,193
Property and equipment, net	1,797,873	1,558,321
Other assets	106,233	100,120
Total assets	$2,385,418	$2,334,634
Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$479,262	$609,658
Long-term debt	515,000	430,000
Other liabilities	404,041	391,517
Total liabilities	1,398,303	1,431,175
Stockholders’ equity	987,115	903,459
Total liabilities and stockholders’ equity	$2,385,418	$2,334,634

Reconciliation of Net Income to EBITDA:

(Dollars in thousands)

	Quarter Ended March 31,
	2006	2005
Net Income	$61,862	$19,706
Add:
Depreciation, depletion and amortization	35,362	29,078
Interest expense	3,185	3,520
Income taxes	34,332	11,428
EBITDA	$134,741	$63,732

This data does not purport to reflect any measure of operations or cash flow.  EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is a measure of financial performance used in the Company’s credit facilities to monitor the Company’s ability to perform under these facilities.

Reconciliation of Net Income to Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter Ended March 31,
	2006	2005
Net Income	$61,862	$19,706
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	35,362	29,078
Deferred income taxes	22,045	4,078
Excess tax benefits from share-based payment awards	(1,484)	—
Loss on sale of assets	1,044	28
Non-cash change in fair value of derivatives	(4,182)	28,677
Compensation expense from common stock options and restricted stock	4,651	273
Other non-cash items, net	(3,630)	(1,220)
Cash flow before working capital adjustments	115,668	80,620
Net working capital adjustments	72,342	36,776
Net cash provided by operating activities	$188,010	$117,396

Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.  The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Operating Results:

(Dollars in thousands except per MMcfed, per MMcfd and per Mgal amounts)

	Quarter Ended March 31,
	2006	2005
Exploration and Production:
Average gas production - net volumes sold (MMcfed)	188	164
Average gas price ($/Mcfe) (1)	$6.18	$4.96
Gathering and transportation expense ($/Mcfe)	$0.86	$0.82
Average wellhead gas price ($/Mcfe) (2)	$5.32	$4.14
Production taxes ($/Mcfe)	$0.65	$0.47
LOE ($/Mcfe) (3)	$0.77	$0.87
Other expense ($/Mcfe) (4)	$0.12	$0.24
Effect of equity hedges and other basis swaps	$9,640	$1,226
Non-cash change in fair value of derivatives	$(5,803)	$—
Segment - operating profit	$68,013	$38,952
Depreciation, depletion and amortization	$19,135	$15,629

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,382	1,356
Gross operating margin ($/Mcf) (5)	$0.68	$0.64
Plant operating expense ($/Mcf) (5)	$0.25	$0.22
Effect of equity hedges	$1,101	$(739)
Income from equity investments	$2,374	$2,134
Non-cash change in fair value of derivatives	$—	$(87)
Segment - operating profit	$56,356	$52,289
Depreciation, depletion and amortization	$13,603	$11,279

Gas Transportation:
Gas transportation volumes (MMcfd)	135	153
Transportation and sales revenue	$6,181	$5,938
Operating and product purchase expense	$2,135	$2,670
Segment - operating profit	$4,045	$3,267
Depreciation, depletion and amortization	$464	$403

Marketing:
Average gas sales (MMcfd)	1,107	1,302
Average NGL sales (Mgald)	1,836	1,763
Average gas price ($/Mcf)	$7.72	$5.91
Average NGL price ($/Gal)	$1.01	$0.84
Average gas sales margin ($/Mcf) (6)	$0.128	$0.079
Average NGL sales margin ($/Gal)	$0.016	$0.006
Non-cash change in fair value of derivatives	$9,984	$(28,589)
Segment - operating profit	$25,257	$(18,403)
Depreciation, depletion and amortization	$2	$35

(1)           Net of fuel and shrink.

(2)           Net of fuel, shrink, gathering and transportation.  Excludes the effect of hedging.

(3)           Includes production overhead.

(4)           Includes delay rentals, geological and geophysical expense, impairment and unsuccessful well expense.

(5)           Per Mcf of throughput.  Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

(6)           Excludes non-cash change in fair value of derivatives.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603
E-mail: rwirth@westerngas.com